EXHIBIT 5.2

[Letterhead of Conyers Dill & Pearman]

December 16, 2003

Intelsat, Ltd.
North Tower, 2nd Floor
90 Pitts Bay Road
Pembroke HM 08
Bermuda

Dear Sirs

Intelsat, Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the Registration Statement on Form F-4 (Registration No. 333-110671), as amended filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 16, 2003 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the Company’s offer to exchange certain 5-1/4% senior notes of the Company due 2008 in the aggregate sum of US$400,000,000 and certain 6-1/2% senior notes of the Company due 2013 in the aggregate sum of US$700,000,000, each of such notes payable to Cede & Co., for newly issued 5-1/4% senior notes of the Company due 2008 in the aggregate sum of US$400,000,000 and 6-1/2% senior notes of the Company due 2013 in the aggregate sum of US$700,000,000, respectively, each of such notes payable to Cede & Co. (the “New Notes,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) and the registration of the New Notes under the U.S. Securities Act of 1933, as amended (the “Act”).

For the purposes of giving this opinion, we have examined the following documents:

(i)	a copy of the Registration Statement;

(ii)	a copy of the Indenture by and between the Company and The Bank of New York, as trustee (the “Trustee”), dated as of April 1, 2002, (the “Indenture,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto); and

(iii)	a draft form of the New Notes.

We have also examined the memorandum of association, as amended (the “MOA”) and the bye-laws of the Company, each of which was certified by the Assistant Secretary of the Company on December 16, 2003, a copy of unanimous written resolutions of the board of directors of the Company dated December 12, 2001 (the “Board Resolutions”) certified by the Assistant Secretary of the Company on December 16, 2003, a copy of minutes of meetings of the board of directors of the Company held on June 4th and 5th, 2003, July 14th, 2003, September 9th and 10th, 2003 and October 27th, 2003, each of which was certified by the Assistant Secretary of the Company on December 16, 2003 (collectively, the “Board Minutes”), a copy of minutes of a meeting of the Strategic Affairs and Finance Committee (the “SAFC”)

Intelsat, Ltd.
December 16, 2003

of the board of directors of the Company held on October 17th, 2003 signed by the Chairman of the SAFC and certified by the Assistant Secretary of the Company on December 16, 2003 (the “SAFC Minutes”), an officers’ certificate dated November 7, 2003, a copy of a letter to the Company from the Bermuda Monetary Authority (the “BMA”) dated October 29, 2003 granting the Company permission to issue the Original Notes and the New Notes and the subsequent transferability of the Original Notes and the New Notes (the “BMA Consent”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Indenture and the New Notes, other than the Company, to enter into and perform its respective obligations under the Indenture and the New Notes, (d) the due execution of the Indenture and the New Notes by each of the parties thereto, other than the Company, and the delivery thereof by each of the parties thereto, (e) the accuracy and completeness of all factual representations made in the Registration Statement, the Indenture and the New Notes and other documents reviewed by us, (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (g) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Indenture and the New Notes in accordance with their respective terms, (h) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Indenture to the exclusive (and in some circumstances, non-exclusive) jurisdiction of any federal or state court in the Borough of Manhattan, the City of New York, the State of New York and of the appointment of an agent for service pursuant thereto, (i) that none of the parties to the Indenture or the New Notes has carried on or will carry on activities, other than the performance of its obligations under the Indenture and the New Notes, which would constitute the carrying on of investment business in or from within Bermuda and that none of the parties to the Indenture and the New Notes, other than the Company, will perform its obligations under the Indenture and the New Notes in or from within Bermuda, (j) at the time of issuance of the New Notes and at any time thereafter, the BMA will not have revoked or amended the BMA Consent, (k) the form of the New Notes has been approved by either or both of Conny Kullman or Joseph Corbett and the New Notes will be issued pursuant to, in the form of and in accordance with the terms and conditions set forth in the Indenture and the registration rights agreement dated as of November 7, 2003 by and among the Company and Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and BNP Paribas Securities Corp., (l) that the Board Resolutions and the resolutions contained in the Board Minutes and the SAFC Minutes were duly adopted and approved in the form reviewed by us and in accordance with the Company’s MOA and bye-laws and remain in full force and effect and have not been rescinded, amended or supplemented, (m) that the Company is entering into the Indenture and the New Notes and issuing the New Notes pursuant to its activities as a holding company and its business of being a telecommunications provider, (n) that at the time of entering into the Indenture and the New Notes and after entering into the Indenture and the New Notes, the Company is and will be able to pay its liabilities as they become due and (o) that the indebtedness incurred by the Company upon the issuance of the New Notes together with all other indebtedness for borrowed money of the Company and its subsidiaries outstanding after such issuance would not result in the total indebtedness for borrowed money of the Company and its subsidiaries exceeding 75% of the total consolidated shareholders’ equity and long-term debt of the Company and its

Intelsat, Ltd.
December 16, 2003

subsidiaries immediately following such issuance as set forth in the Company’s consolidated financial statements.

The obligations of the Company under the Indenture and the New Notes when issued (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available and (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Indenture or the New Notes which purports to fetter the statutory powers of the Company or which purports to establish the exclusive jurisdiction of any courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Company has taken all corporate action required to authorise its execution, delivery and performance of the Indenture and the New Notes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the sections headed “Taxation-Bermuda” and “Validity of the Notes”. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman

CONYERS DILL & PEARMAN